                                                             EXHIBIT 10.1


                           MANAGEMENT AGREEMENT

    This MANAGEMENT AGREEMENT entered this 28th day of April,
1995, by and between Figgie International Inc. (the "Company") and Luther A. Harthun (the "Executive").

    WHEREAS, the Executive has served the Company for in excess of twenty-nine (29) years - most recently as Senior Vice President -
International, General Counsel and Secretary; and

    WHEREAS, the Executive has expressed a desire to retire from his employment with the Company; and

    WHEREAS, the Company wishes to retain the Executive in his present capacity in order to obtain the advantages of his experience and expertise particularly through the difficult period which the Company is facing; and

    WHEREAS, the Executive is willing to continue his employment with the Company beyond his desired retirement date of April 30th, 1995 in accordance with and because of the provisions of this Agreement; and

    WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of such employment and of certain severance and other payments to be made to the Executive under certain circumstances;

    NOW THEREFORE, in consideration of the foregoing, the mutual covenants set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Article 1.  Term of Employment.
    The Company will employ the Executive in accordance with the terms and conditions set forth herein commencing on the date hereof and extending to July 3, 1996, subject however, to extension by mutual agreement of the parties or to earlier termination as expressly provided herein. The Executive will continue to serve the Company as Senior Vice President - International, General Counsel and Secretary or in such other future capacity as he and the Company might mutually agree and will devote his full business time and best efforts to the satisfactory discharge of the responsibilities of his office, performing such other duties commensurate with such office as might reasonably be requested by the Company's Chief Executive Officer.

Article 2.  Employment Terminations.

         2.1  Termination Due to Retirement Or Death
         In the event the Executive's employment is terminated by reason of retirement or death during the term of this Agreement, the benefits of the Executive, his survivors and beneficiaries will be determined in accordance with the Company's retirement, Senior Executive Benefits Program, insurance, Compensation Plan for Executives and other applicable programs as in effect on the date of this Agreement.
         For purposes of this Section 2.1, the determination of whether a termination qualifies as a retirement will be made in accordance with the then established rules and definitions of the Company's Senior Executive Benefits Program.

         2.2 Termination Due to Disability. In the event the Executive during the term of this Agreement becomes, in the opinion of qualified medical authority, so disabled as to be unable to satisfactorily perform his duties hereunder, the Company will have the right to terminate the Executive's employment upon thirty (30) days written notice to the Executive but will continue to be obligated to pay the Executive those amounts of salary, guaranteed bonus and other payments provided in this Agreement as if the Executive had remained a full-time employee of the Company and retired on July 3, 1996. Such payments shall be in lieu of the payments due to the Executive prior to July 3, 1996 in accordance with the Company's Senior Executive Benefits Program. After July 3, 1996, any remaining payments due under the Senior Executive Benefits Program by reason of the disability or retirement of the Executive shall be paid.

         2.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement and his employment at any time by giving the Company written notice of intent to terminate, delivered at lease thirty (30) calendar days prior to the effective date of such termination. The Company will pay the Executive his full base salary, at the rate then in effect, through the effective date of such termination, plus all other benefits to which the Executive has a vested right at that time. In the event that the voluntary termination of employment of the Executive shall be prior to April 30, 1996, the bonus described in Section 3.2 hereof shall not be paid. In the event that the voluntary termination of employment of the Executive shall be subsequent to April 30, 1996, such bonus will be paid.

         2.4 Termination by the Company Without Cause. The Executive acknowledges that he is, has been and will continue at all times to be an at-will employee of the Company and as such his employment has been and continues to be terminable by either the Executive or the Company at any time upon notice to the other and for any reason not prohibited by law. However, if the Company terminates the Executive's employment without Cause (as defined in Section 2.5 hereof), the Executive, in his sole discretion, can elect to receive the compensation described in either of the following two options as he shall choose:

    Option A: the Company will continue to pay to the Executive for twenty-four (24) full calendar months following the date of such termination his monthly base salary at the rate in effect as of the date of such termination in accordance with the Company's normal payroll practices. In addition, the Company throughout such twenty-four (24) calendar month period will continue the Executive's life insurance and health care benefits coverage on the same terms and at the same cost to the Executive as would be applicable to a similarly situated full-time employee provided however, that in the event the Executive begins to receive comparable life insurance and health care benefits (determined at the sole discretion of the Company) from a subsequent employer during such twenty-four (24) month period, the Company may immediately terminate its life insurance and health care benefits coverage of the Executive. Coverage under the Company's health care benefits plan will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for periods such coverage is in effect under this Agreement.

    Option B: the Company will continue to make all of the salary, bonus, retirement and other payments provided in this Agreement as if the Executive had remained a full-time employee of the Company until July 3, 1996 and had retired on July 3, 1996. In addition, the Company will continue the Executive's life insurance and health care benefits coverage until July 3, 1996 on the same terms and at the same cost to the Executive as would be applicable to a similarly situated full-time employee.

         The Company will also continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program provided, however, that benefits under the Company's Senior Executive Benefits Program will not commence until the cessation of payments under Option A or Option B, whichever shall have been selected by the Executive, and provided further that payments under Option A or Option B shall be in lieu of any severance pay which may otherwise be payable to the Executive. Finally, coverage under the Company's health care benefits plan under Option A or Option B will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for periods such coverage is in effect under this Agreement.

         Any election by the Executive shall be made in writing within thirty (30) days after his date of termination of employment. In the event the executive fails to make such election on a timely basis he will be presumed to have elected Option B.

         2.5 Termination For Cause. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause. As used herein, "Cause" will include any material breach of this Agreement by the Executive or any act by him of gross personal misconduct against the Company, misappropriation of Company funds, insubordination, fraud, dishonesty or gross neglect of or failure to perform the duties reasonably required of him pursuant to this Agreement or any conduct which is in violation of any applicable law or regulation pertaining to the business of the Company.

         2.6 Termination For Good Reason. If at any time the Company, without the Executive's prior express written consent, breaches or threatens to breach the provisions of this Agreement by reducing or attempting to reduce the Executive's compensation, benefits, rights, Status (as defined in Section 2.7) or entitlements which he currently enjoys or which are provided by this Agreement or by any plan or program in which the Executive participates, the Executive will be entitled to terminate his employment with the Company immediately and to receive all of such payments and benefits he would have received had he been terminated without Cause as provided in Section 2.4 above. The foregoing will not apply to changes in benefits or perquisites which were announced prior to the date of this Agreement. Such changes include the reduction in the number of private clubs paid by the Company to one (1) and the discontinuance of the provision of home security to the Executive.

         2.7 Definition of "Status". For purposes of this Agreement the word "Status" shall mean the relative perquisites and stature of the Executive within the Company. "Status" shall be determined on a relative basis taking into account the downsizing of the Company so that a reduction in the size of the legal department (not affecting the continued employment of the Executive) or a reduction in the size of the budget of the legal department will not be considered to be a reduction in the "Status" of the Executive.

Article 3.  Salary, Bonus and Retirement

         3.1 Salary. During the period of this Agreement, the Executive will be paid a base salary of no less than $20,000.00 per month payable at such intervals as corresponds with the Company's normal payroll practices.

         3.2 Guaranteed Bonus. If the Executive remains in the employ of the Company until April 30, 1996 or if the Executive's employment with the Company is terminated pursuant to Sections 2.2,
2.4 or 2.6 hereof, he shall be paid, in addition to those bonus installments already due the Executive pursuant to the Company's Compensation Plan for Executives, a guaranteed lump sum bonus in the amount of $80,000.00, $41,750.00 of which will be included in the calculation base for determining the Executive's retirement benefits pursuant to the Senior Executive Benefits Program and $38,250.00 of which will not be included in such base calculation. Such bonus payment shall be paid no later than April 30, 1996.

         3.3 Retirement Payments. Upon the Executive's retirement from the Company at any time after May 31, 1996, the Executive's annual benefit under the Company's Senior Executive Benefits Program, computed prior to any Offsets under such Program, will not be less than $218,295.00 per year for the remainder of his life in accordance with the calculation prepared by the Company and attached to this Agreement as Exhibit A.

Article 4.  Non-Diminution
    It is expressly agreed by the Company and the Executive that the benefits provided by this Agreement will be in addition to benefits to which the Executive is now or will be entitled in accordance with the provisions of the plans, agreements and programs which are already provided for the benefit of the Executive and which are not specifically modified in this Agreement. Nothing contained in this Agreement will be interpreted to diminish or inhibit in any way the Executive's right to such benefits. To this end it is understood that the benefits provided by this Agreement were offered by the Company to the Executive in order to induce the Executive to continue in the employ of the Company rather than to follow his expressed desire to retire. Except as provided in Section 2.6 hereof, the Company will undertake no action which would in any way reduce or diminish any compensation, program, insurance, indemnities, plans, fringe benefits or rights of any kind to which the Executive is now or will be entitled to receive and no amendment, modification or alteration of any kind will be made thereto or pertaining to the Executive's Status, authority, duties, or office perquisites without the Executive's prior express written consent. It is agreed that the Company can modify, amend or terminate any and all such programs, insurance, indemnities, plans, fringe benefits or rights with respect to all other participants without the consent of the Executive as long as provision is made for the continuation of the program, insurance, indemnities, plans, fringe benefits or rights for the Executive.

Article 5. Covenants

    5.1 Disclosure or Use of Information. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to the business of the Company including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company.

    5.2 Suppliers, Customers and Other Employees. During the term of this Agreement and for a period of twenty-four (24) months following its termination, the Executive will not attempt to induce any employee of the Company to terminate his or her employment with the Company nor will he take any action with respect to any of the suppliers or customers of the of the Company which would have or might be likely to have an adverse effect upon the business of the Company.

    5.3 Injunctive Relief. In the event of a breach or threatened breach of any of the provisions of this Article 5 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

Article 6  Miscellaneous

         6.1 Successors. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company. As used herein, the term "Successor" will include any person, partnership, firm, corporation or business entity which acquires all or substantially all of the assets of the Company or which succeeds to its business whether by way of purchase, acquisition, foreclosure, merger, consolidation or otherwise.

         6.2 Modification. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

         6.3 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.4 Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

    IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on this 28th day of April, 1995.

FIGGIE INTERNATIONAL INC.         LUTHER A. HARTHUN


By:_______________________        ___________________________

Attest:___________________